UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
September 18, 2007
_______________________

SIELOX, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-29423 (COMMISSION FILE NUMBER)	04-3551937 (I.R.S. EMPLOYER IDENTIFICATION NO.)

170 East Ninth Avenue Runnemede, NJ 08078 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(856) 861-4579
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On September 24, 2007, Sielox, Inc. (“Sielox” or the “Company”) issued $150,000 of the Company’s common stock, par value $0.001, to Barington Capital Group, L.P. (“Barington”) at a price of $0.325 per share, the closing price of the Company's common stock on the Over-The-Counter Bulletin Board on such date, or an aggregate of 461,538 shares of common stock (“Barington Stock”), in consideration of services rendered by Barington to the Company (at such time known as Dynabazaar, Inc.) and L Q Corporation, Inc. (“L Q Corporation”) in connection with the merger (the “Merger”) contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, as amended (the “Merger Agreement”), by and among the Company, L Q Corporation and LQ Merger Corp. (“LMC”), whereby LMC was merged with and into L Q Corporation, with L Q Corporation continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

As disclosed in the Form S-4/A filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 20, 2007, both Dynabazaar and L Q Corporation entered into separate letter agreements with Barington on January 5, 2007 providing for the engagement of Barington by each of the Dynabazaar Special Committee and the L Q Corporation Special Committee to provide assistance as such special committees may reasonably request with respect to the Merger.  Pursuant to such letter agreements, each of Dynabazaar and L Q Corporation agreed to pay Barington a fee of $100,000 as compensation for its services.  At the request of the Company after the closing of the Merger, Barington agreed to reduce its fee from $200,000 to $150,000 and to accept payment in unregistered common stock in lieu of cash.

The Company has determined that the issuance of the Barington Stock is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and/or Regulation D promulgated thereunder.  The Company did not engage in any public advertising or general solicition in connection with this transaction, and the Company provided Barington with access to the Company’s reports filed with the SEC, the Company’s press releases, and other financial, business and corporate information.  The Company believes that Barington obtained all information regarding the Company it requested and otherwise understood the risks of accepting the Company’s securities for investment purposes.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18, 2007, the board of directors of the Company appointed Edward Rollins as a director of the Company.  Mr. Rollins is a political strategist and communication expert who has served four United States Presidents (Nixon, Ford, Reagan and Bush, Sr.), including serving as Assistant to President Reagan.  He has directed both the White House Office of Political Affairs and the White House Office of Intergovernmental Affairs as well as served as one of the President’s domestic advisors, responsible for dealing with various cabinet agencies, the development of the Federal budget and the appointment of Presidential personnel.  His other government experience includes directing congressional relations at two cabinet agencies, serving as Co-Chairman and Chief Executive Officer of the National Republican Congressional Committee, and serving as Assistant to the Speaker and Republican Chief of Staff for the California State Assembly.  In the corporate world, Mr. Rollins has advised Fortune 400 Chief Executives and the leaders of trade associations on corporate reputation, governmental affairs, crisis management and public relations.  Mr. Rollins has also been a political analyst for CBS News, NBC News and CNN. Mr. Rollins has not had a direct or indirect material interest in any transaction of the Company during the last two years, or proposed transaction, to which the Company was or is to be a party.

With the addition of Mr. Rollins, the board now consists of five members, including Rory Cowan, who was a member of the Company’s board prior to the Merger, and Sebastian Cassetta, Dianne McKeever and Steven Berns, each of whom was previously a member of the L Q Corporation board of directors and was appointed to the board of directors of the Company in connection with the Merger.  Raymond L. Steele and James A. Mitarotonda each resigned from the Company’s board of directors in connection with the Merger.

On September 18, 2007, various board members were appointed to the committees of the board of directors of the Company.  The Nominating and Corporate Governance Committee of the Company will consist of Edward Rollins (Chairman), Steven Berns and Rory Cowan.  The Audit Committee will consist of Steven Berns (Chairman), Edward Rollins and Rory Cowan.  The Compensation Committee will consist of Rory Cowan (Chairman), Edward Rollins and Steven Berns.

Item 8.01. Other Events.

The Company’s common stock now trades on the Over-The-Counter Bulletin Board under the symbol “SLXN.OB”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    SIELOX, INC.

Dated:  September 25, 2007                                                                                                    By: /s/ Melvyn Brunt
                                      Melvyn Brunt
                                  Chief Financial Officer